Exhibit 99.1

MAINSOURCE FINANCIAL GROUP—NASDAQ, MSFG —
Announces Second Quarter 2009 Operating Results and Goodwill Impairment Charge

Greensburg, Indiana (NASDAQ: MSFG) Archie M. Brown, Jr., President & Chief Executive Officer of MainSource Financial Group, Inc., announced today the unaudited results for the quarter ended June 30, 2009.  For the three months ended June 30, 2009, the Company realized a net loss of $38.1 million. The loss included a non-operating, non-cash goodwill impairment charge of $45.1 million (on a pre-tax basis) taken in accordance with Statement of Financial Accounting Standards 142 “Goodwill and Other Intangible Assets”. Excluding the effect of this charge, the Company would have realized a profit for the quarter of $2.1 million, or $0.07 per common share. This compares to net income of $6.2 million and $0.33 per common share for the same period a year ago and $1.2 million and $0.03 per common share in the first quarter of 2009.

Two other significant items were included in the results for the second quarter of 2009. The first was a $1.4 million charge related to the FDIC’s special assessment. This assessment equated to five basis points of total assets (less Tier 1 capital) and was imposed on all banks. The second item was a $10.4 million provision for loan losses. Although non-performing loans decreased on a linked-quarter basis, the aforementioned provision for loan losses was required due to the increase in net charge-offs during the quarter, the continuing deterioration in the real estate market, and an increase in specific allocations for existing non-performing credits.

Mr. Brown stated, “During the second quarter of 2009, we experienced a leveling off of non-performing loans. We are encouraged, but given that the economy is still in recession and unemployment continues to rise, it is too early to conclude that credit quality is on the mend.”

Mr. Brown continued, “On an operating basis, we did notice improvement from the first quarter. On a per share basis, operating earnings (excluding the goodwill impairment charge) increased four cents from the first quarter, even after accounting for the FDIC special assessment. I am very pleased with the strength and stability of our net interest margin. We continued to experience growth in DDA balances, up 9% for the quarter and 14% annualized from year-end 2008. Our savings balances grew 27% for the quarter and have increased 21% on an annualized basis from year end. Our base of checking accounts grew at an annual growth rate of 4% for the quarter. Our mortgage originations continued to be strong during the second quarter. For the first six months of 2009, we have originated approximately $301 million in mortgage loans compared to $87 million for the first six months of 2008. Our other key non-interest income categories, service charges on deposits accounts and interchange revenue, rebounded nicely and now are up 10% and 21% respectively from the first six months of 2008.

“On May 4th, we completed our purchase of three American Founders Bank branches in Frankfort and Lawrenceburg, Kentucky. We are very excited to be part of the Frankfort community and to enhance our overall presence in Central Kentucky. The total loans and deposits acquired were $63 million and $95 million respectively.”

GOODWILL IMPAIRMENT CHARGE

As required under SFAS 142, “Goodwill and Other Intangible Assets,” the Company completed its annual impairment testing during the second quarter of 2009. As a result of the general decline in stock market valuations for the banking sector and the deterioration of economic conditions during 2008 and the first half of 2009, the Company concluded that the goodwill resulting from the Company’s acquisitions over the past several years was impaired. It is important to note that the impairment charge is a non-cash, non-operating item and has no effect on liquidity, cash flows, operations, or regulatory capital ratios. In fact, all of the Company’s regulatory capital ratios are significantly above the minimum levels to qualify for “well capitalized” status. As of June 30, 2009, the Company’s capital levels and ratios were as follows:

•                  Tangible common equity of $150.6 million, or 5.3% of tangible assets.

•                  Tangible equity of $206.5 million, or 7.3% of tangible assets.

•                  Tangible book value per common share of $7.48.

•                  Leverage ratio of 9.2%, which is well above the regulatory well-capitalized level of 5.0%

•                  Tier 1 risk-based capital ratio of 12.7%, which is well above the regulatory well-capitalized requirement of 6.0%.

•                  Total risk-based capital ratio of 13.9%, which is well above the regulatory well-capitalized requirement of 10.0%.

Mr. Brown commented on the goodwill impairment charge, “We are disappointed in the goodwill charge, however it was a non-cash charge and does not effect future operations. As a result of the historic economic downturn, we have experienced deterioration in our credit quality and level of earnings. These factors, along with the general decline in the banking sector, led to a decline in our stock price and the subsequent goodwill impairment charge.”

Mr. Brown continued. “Goodwill is carried on the balance sheet as an intangible asset. As such, it is already excluded in the calculations for regulatory capital. Therefore, even though we have reported a loss for the quarter, our capital ratios were not negatively impacted and remain significantly above the well-capitalized minimums established by banking regulators. Most importantly, excluding the goodwill impairment charge, our earnings of $2.1 million were an improvement from the prior quarter.”

NET INTEREST INCOME

Net interest income was $24.4 million for the second quarter of 2009.  Net interest margin, on a fully-taxable equivalent basis, was 3.86% for the second quarter of 2009 and 3.80% for the first six months of 2009. This compares to a net interest margin of 3.92%

for the second quarter of 2008 and 3.78% for the first half of 2008. The Company was able to maintain its net interest margin despite a significant year-over-year increase in its non-performing loans. On a linked quarter basis, the Company’s net interest margin increased by 12 basis points.

NON-INTEREST INCOME

The Company’s non-interest income increased to $10.3 million for the second quarter of 2009 compared to $7.7 million for the same period in 2008.  On a linked-quarter basis, non-interest income increased by $1.2 million. The increase was primarily attributable to the increase in mortgage banking income due to the heavy volume of refinance activity. In addition, the Company realized its typical seasonal increase in service charges on deposit accounts.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $67.9 million for the second quarter of 2009 compared to $17.3 million for the same period in 2008. Excluding the aforementioned goodwill impairment charge, non-interest expense would have been $22.8 for the second quarter of 2009. On a linked-quarter basis and excluding the impairment charge, non-interest expense increased by $2.3 million and was primarily attributable to the $1.4 million FDIC special assessment. This assessment was levied on all banks and equated to five basis points of total assets minus Tier 1 capital. In addition, the Company incurred additional costs related to mortgage origination commissions and increased credit and collection costs related to its elevated level of non-performing assets. The Company’s efficiency ratio (excluding the impairment charge) was 64.0% for the second quarter of 2009 compared to 58.3% for the same period a year ago.

ASSET QUALITY

Non-performing assets were $89.4 million as of June 30, 2009, which was a decrease of approximately $2.0 million on a linked-quarter basis.  Non-performing assets represented 3.05% of total assets as of June 30, 2009 compared to 3.18% as of March 31, 2009 and 2.25% as of December 31, 2008.  The Company’s construction and land development loans continue to comprise a disproportionate percentage of its non-performing loans. As of June 30, 2009, this portfolio comprised 8% of the total outstanding loan balances but contributed to 37% of the Company’s non-performing loans. Annualized net charge-offs were 1.21% of average loans for the second quarter of 2009 and 0.89% of average loans on a year-to-date basis. The Company’s allowance for loan losses as a percent of total outstanding loans was 2.43% as of June 30, 2009 compared to 1.73% as of December 31, 2008 and 1.04% a year ago.  Total loan loss provision expense was $10.4 million in the second quarter of 2009 and was comparable to the Company’s provision expense in the fourth quarter of 2008 of $10.0 million and $11.4 million in the first quarter of 2009.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended June 30		Six months ended June 30
Income Statement Summary	2009	2008	2009	2008
Interest Income	$36,104	$34,839	$71,327	$70,894
Interest Expense	11,666	13,595	23,515	29,975
Net Interest Income	24,438	21,244	47,812	40,919
Provision for Loan Losses	10,395	3,471	21,795	5,667
Noninterest Income:
Insurance commissions	555	562	1,036	1,074
Trust and investment product fees	335	403	641	820
Mortgage banking	2,969	1,215	5,591	2,182
Service charges on deposit accounts	4,054	3,522	7,402	6,763
Gain on sales of securities	171	87	209	429
Interchange income	1,122	927	2,106	1,737
Other	1,140	1,030	2,522	2,584
Total Noninterest Income	10,346	7,746	19,507	15,589
Noninterest Expense:
Employee	11,643	9,984	23,181	20,656
Occupancy	1,611	1,382	3,429	2,885
Equipment	1,886	1,499	3,570	2,980
Intangible amortization	549	634	1,095	1,269
Telecommunications	565	457	1,048	888
Stationary, printing, and supplies	431	319	790	629
Goodwill impairment	45,076	—	45,076	—
FDIC assessment	2,094	54	2,822	107
Other	4,006	2,947	7,328	5,673
Total Noninterest Expense	67,861	17,276	88,339	35,087
Earnings Before Income Taxes	(43,472)	8,243	(42,815)	15,754
Provision for Income Taxes	(5,403)	2,069	(5,924)	3,329
Net Income	$(38,069)	$6,174	$(36,891)	$12,425
Preferred Dividends & Accretion	$(764)	$—	$(1,392)	$—
Net Income Available to Common Shareholders	$(38,833)	$6,174	$(38,283)	$12,425

	Three months ended June 30		Six months ended June 30
Average Balance Sheet Data	2009	2008	2009	2008
Gross Loans	$2,002,239	$1,693,710	$2,008,063	$1,695,932
Earning Assets	2,610,159	2,225,786	2,596,735	2,221,213
Total Assets	2,902,971	2,522,944	2,894,784	2,519,026
Noninterest Bearing Deposits	238,536	199,324	233,490	195,219
Interest Bearing Deposits	1,929,271	1,701,958	1,870,832	1,689,615
Total Interest Bearing Liabilities	2,279,143	2,024,516	2,280,653	2,027,950
Shareholders’ Equity	360,193	274,083	355,679	271,572

	Three months ended June 30		Six months ended June 30
Per Share Data	2009	2008	2009	2008
Diluted Earnings Per CommonShare	$(1.93)	$0.33	$(1.90)	$0.67
Cash Dividends Per Common Share	0.050	0.145	0.195	0.285
Market Value - High	10.35	17.59	15.16	17.59
Market Value - Low	7.00	13.45	4.85	12.15
Average Outstanding Shares (diluted)	20,136,362	18,577,832	20,136,362	18,575,515

	Three months ended June 30		Six months ended June 30
Key Ratios	2009	2008	2009	2008
Return on Average Assets	-5.26%	0.98%	-2.57%	0.99%
Return on Average Equity	-42.39%	9.06%	-20.92%	9.20%
Net Interest Margin	3.86%	3.92%	3.80%	3.78%
Efficiency Ratio (1)	64.00%	58.32%	62.79%	60.79%
Net Overhead to Average Assets (1)	1.72%	1.52%	1.65%	1.56%

Balance Sheet Highlights
As of June 30	2009	2008
Total Loans (Excluding Loans Held for Sale)	$1,959,856	$1,700,532
Allowance for Loan Losses	47,546	17,611
Total Securities	581,837	500,293
Goodwill and Intangible Assets	109,342	134,055
Total Assets	2,928,661	2,538,736
Noninterest Bearing Deposits	247,370	218,756
Interest Bearing Deposits	2,009,950	1,702,045
Repurchase Agreements	45,653	33,586
Other Borrowings	282,047	293,121
Shareholders’ Equity	315,808	268,075

Other Balance Sheet Data
As of June 30	2009	2008
Book Value Per Common Share	$12.91	$14.43
Loan Loss Reserve to Loans	2.43%	1.04%
Nonperforming Assets to Total Assets	3.05%	1.18%
Outstanding Shares	20,136,362	18,573,885

Asset Quality
As of June 30	2009	2008
Loans Past Due 90 Days or More and Still Accruing	$2,218	$1,977
Non-accrual Loans	76,302	24,895
Other Real Estate Owned	10,869	3,053
Total Nonperforming Assets	$89,389	$29,925

Net Charge-offs - YTD	$8,832	$2,387
Net Charge-offs as a % of average loans	0.89%	0.28%

(1) Excludes the goodwill impairment charge of $45.1 million.

Regulation G Disclosure

This press release includes non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliations provided below, provides meaningful information and therefore we use it to supplement our GAAP information. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance.

The Company recorded a goodwill impairment charge during the three month and six month periods ended June 30, 2009. The Company believes that excluding the after-tax effects of this charge will provide investors with a basis to compare the Company’s core operating results in 2009 as compared to 2008 without the material distortions caused by this non-operating charge. The following table reconciles the non-GAAP financial measure “Net Income Excluding Goodwill Impairment Charge” with Net Income calculated and presented in accordance with GAAP.

	Qtr. Ended	EPS
	6/30/09	Impact
Net Income as Reported	$(38,069)	$(1.93)
Goodwill Impairment Charge, Net of Income Tax	(40,191)	(2.00)
Net Income Excluding Goodwill Impairment Charge	$2,122	$0.07

	Six Months
	Ended	EPS
	6/30/09	Impact
Net Income as Reported	$(36,891)	$(1.90)
Goodwill Impairment Charge, Net of Income Tax	(40,191)	(2.00)
Net Income Excluding Goodwill Impairment Charge	$3,300	$0.10

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.9 billion. The Company operates 69 offices in 32 Indiana counties, 6 offices in 3 Illinois counties, 4 offices in 3 Kentucky counties, and 6 offices in 2 Ohio counties through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, and MainSource Bank - Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, and MainSource Title LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission. These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.